Exhibit 99.1

March 1, 2006
      John Lowber, (907) 868-5628; jlowber@gci.com
      Bruce Broquet, (907) 868-6660; bbroquet@gci.com
      David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

                       GCI REPORTS 2005 FINANCIAL RESULTS

      o     Net income of $21.6 million or $0.38 per diluted share

      o     Consolidated revenues of $444.3 million

      o     EBITDA of $152.0 million, as adjusted

      ANCHORAGE, AK -- GCI (NASDAQ:GNCMA) today reported its 2005 results with net income of $21.6 million, or diluted earnings per share of $0.38. The company's 2005 net income compares to income of $21.3 million, or diluted earnings per share of $0.34, in 2004. GCI recorded net income of $9.4 million or $0.17 per share on a diluted basis in the fourth quarter of 2005 that compares to net income of $2.3 million or $0.04 per share on a diluted basis for the fourth quarter of 2004.

      GCI's revenues for 2005 increased to $444.3 million, an increase of 4.6 percent over 2004 revenues of $424.8 million. For the fourth quarter of 2005, revenues totaled $113.4 million as compared to $105.5 million in the fourth quarter of 2004, an increase of 7.5 percent. Sequentially, revenues were relatively unchanged when compared to third quarter 2005 revenues of $113.8 million.

      Earnings before interest, taxes, depreciation and amortization (EBITDA) for 2005 totaled $152.0 million as adjusted, to exclude $2.8 million in expenses from the early extinguishment of debt. EBITDA for 2004 totaled $139.0 million as adjusted, to exclude $6.1 million in bond premium expense. EBITDA for 2005 increased $13.0 million or 9.4 percent over 2004. EBITDA for 2005 and 2004 included MCI bad debt recoveries of $3.3 million and $4.2 million, respectively.

      Fourth quarter 2005 EBITDA totaled $44.2 million and compares to $32.2 million reported for the fourth quarter of 2004. The increase is EBITDA is attributable in part to a settlement of claims against a competitor totaling $7.5 million net of certain costs and to an increase in other common carrier traffic. Excluding the claims settlement EBITDA for the fourth quarter of 2005 was $36.7 million, an increase of $4.5 million from the fourth quarter of 2004.

      Sequentially, fourth quarter 2005 EBITDA of $44.2 million increased $6.0 million from the third quarter 2005 EBITDA of $38.2 million, as adjusted for out of period restructuring charges and the loss for early extinguishment of debt. Excluding the claims settlement, fourth quarter EBITDA would have declined $1.5 million from the third quarter 2005.

      GCI anticipates revenues of $450 million to $460 million and EBITDA of $150 million to 154 million for the year 2006. First quarter revenues are expected to range between $112 million to $114 million and EBITDA is expected to exceed $37 million.

      "We just completed our ninth consecutive year of record revenues and EBITDA," said Ron Duncan, GCI president. "We achieved our critical goals, restructured the company to better align our organization with our markets and received regulatory authority to enter the local phone market throughout most of Alaska. In the process we generated significant free cash flows and ended the year with more than $44 million in cash. The coming year promises to be one of significant additional opportunity."

Highlights

      o Long-distance billable minutes increased 14.9 percent to 1.375 billion minutes for the year 2005 as compared to 2004. Minutes for the fourth quarter of 2005 increased 19.6 percent from the prior year. Minutes decreased 7.6 percent sequentially from the third quarter of 2005 due, in part, to seasonality.

      o GCI cable television services pass 215,037 homes and serve 137,004 basic subscribers at the end of 2005. Cable customers increased by 2,262 from the fourth quarter of 2004 and increased by 569 from the third quarter of 2005. Average revenue per equivalent basic subscriber grew to $82.88 per month at the end of the fourth quarter of 2005. Revenue generating units (RGUs) for the quarter increased by 13.4 percent over the prior year.

      o GCI has provisioned more than 22,000 lines on its Digital Local Phone Service (DLPS) facilities at the end of the year 2005. GCI expects to provision approximately 20,000 additional lines on its own facilities by the end of 2006.

      o The company added approximately 1,000 access lines in the fourth quarter of 2005. GCI added 1,900 voice access lines after excluding approximately 1,100 Internet Service Provider dial-up lines that were turned down during 2005. The local services business added 800 net access lines during 2005 and at year-end had 112,900 total access lines in service representing an estimated 26 percent share of the total access line market in Alaska.

      o GCI has 77,400 cable modem access customers at the end of 2005, an increase of 11,900 over the 65,500 at year-end 2004. The company added 3,200 new cable modem subscribers during the fourth quarter of 2005. As expected, GCI ended 2005 with 93,900 statewide Internet customers down 7,700 from 101,600 users at the end of 2004. GCI customers continue to migrate from dial up access service to cable modem.

      o After the Blackout Period expired during the fourth quarter and through January 2006, GCI repurchased 399,300 shares of its Class A Common shares at an average price of $10.03 per share. The company has repurchased more than 2,491,000 shares during 2005 and through January 2006 at an average price of $9.25 per share. Since September 2004, GCI has repurchased 6,601,000 Class A Common shares at an average price of $8.76 per share and retired $10 million face value of Series C Preferred Stock.

Long Distance Results

      Long distance and related revenues for 2005 were up 2.6 percent to $256.9 million as compared to $250.5 million for the prior year. Long distance EBITDA in 2005, as adjusted, totaled $91.7 million, as compared to $84.3 million, as adjusted, in 2004, an increase of 8.8 percent. The increase in year-over-year revenue is primarily attributable to an increase in other common carrier traffic. EBITDA growth for 2005 is primarily attributable to $7.5 million of net EBITDA associated with the claims settlement.

      For the fourth quarter of 2005, long distance revenues totaled $65.2 million as compared to revenues of $60.5 million in the fourth quarter of 2004 and $67.6 million in the third quarter of 2005. Long distance revenues increased
7.8 percent from the prior year and decreased 3.6 percent sequentially. Long distance EBITDA increased 58.4 percent for the fourth quarter of 2005 to $27.4 million as compared to $17.3 million, in the fourth quarter of the prior year and increased $3.0 million from $24.4 million, as adjusted, in the third quarter of 2005. The EBITDA increase both year-over-year and sequentially are primarily attributable to the $7.5 million settlement in the fourth quarter of 2005. Additionally, the year-over-year EBITDA increase was favorably impacted by more minutes carried on the company's network for other common carriers while the quarter-over-quarter numbers, as expected, were affected by seasonality.

      Long-distance billable minutes increased 14.9 percent to 1.375 billion minutes for the year 2005 as compared to 2004. Long distance minutes-of-use in the fourth quarter of 2005 were up 19.6 percent as compared to the fourth quarter of 2004 and decreased 7.6 percent from the third quarter of 2005. The fourth quarter increase in minutes from the same quarter a year ago is primarily due to more minutes carried on the company's network for other common carriers.

Cable Television Results

      Cable television revenues for the year increased 3.8 percent to $105.3 million in 2005 from $101.4 million in 2004. EBITDA decreased 2.2 percent to $44.4 million from $45.4 million in 2004. The increase in revenues for the year is due primarily to an increase in the average revenue per subscriber as a result of increased penetration of packaged offerings, digital programming service and cable modem services. The decrease in EBITDA is due to continued increases in programming and operating costs. Additionally, advertising revenues were unusually high in 2004 due to the 2004 Olympics and the November 2004 elections.

      Cable television revenues for the fourth quarter of 2005 increased 2.7 percent to $26.9 million as compared to $26.2 million in the fourth quarter of 2004, and increased 2.7 percent from $26.2 million in the third quarter of 2005. EBITDA decreased 8.1 percent to $11.3 million in the fourth quarter of 2005 as compared to $12.3 million in the fourth quarter of 2004, and increased 6.6 percent from $10.6 million, as adjusted, in the third quarter of 2005. The decrease in EBITDA from the prior year is due to an increase in programming and operating costs. The sequential increase in EBITDA is due to lower operating costs offset in part by increases in programming costs.

      Gross margin for the fourth quarter as a percentage of revenues decreased by 402 basis points from the prior year and decreased by 99 basis points sequentially.

      As of December 31, 2005, the company's cable and entertainment operations passed 215,037 homes and served 137,004 basic subscribers (108,417 equivalent basic subscribers). Homes passed increased 3.8 percent and basic subscribers increased by 1.7 percent during 2005. Average revenue per equivalent basic subscriber increased 1.9 percent to $82.88 for the fourth quarter of 2005 as compared to $81.33 for the fourth quarter of 2004, and increased 1.1 percent on a sequential basis. The company experienced an increase of 569 subscribers to its systems during the fourth quarter of 2005.

      Eighty percent of GCI's basic cable subscribers receive service through a digital set-top box. More than 98 percent of the set top boxes deployed in GCI's systems are digital and 53,682 customers purchase additional special interest programming through a digital tier. GCI offers 14 channels of HDTV to customers in the Anchorage area.

      GCI cable modem service is available to more than 90 percent of the homes in Alaska. Approximately 36 percent of homes passed and 63 percent of GCI residential subscribers have cable modem service.

      The operating statistics below include capital expenditures and customer information from cable services and the components of our local services and Internet services utilizing our cable services' facilities.

      GCI's capital expenditures by standard reporting category for the year ending December 31, 2005 and 2004 follow (amounts in thousands):

                                                2005      2004
                                              --------   -------
                Customer premise equipment    $ 18,600    16,772
                Upgrade/rebuild                 11,761     9,476
                Line extensions                  3,877     1,752
                Scalable infrastructure          2,702     4,979
                Support capital                    935     1,427
                Commercial                         331       574
                                              --------   -------
                Sub-total                       38,206    34,980

                Other capital expenditures      42,945    77,599
                                              --------   -------
                Total capital expenditures    $ 81,151   112,579
                                              ========   =======

      At December 31, 2005 and 2004, GCI's cable business had 123,500 and 122,700 customer relationships, respectively. The standard definition of a customer relationship is the number of customers who receive at least one level of service, encompassing voice, video, and data services, without regard to which services customers purchase. These relationships do not include local telephone customers except those receiving phone service through the cable television plant.

      At December 31, 2005 and 2004, GCI's cable business had 236,300 and 208,300 revenue generating units, respectively. The increase in the revenue generating units of 8,900 and 28,000 from September 30, 2005 and December 31, 2004, respectively, is due to an increase in the number of cable modem and DLPS customers. The definition of a revenue-generating unit is the sum of all primary analog video, digital video, high-speed data and telephony customers, not counting additional outlets.

Local Telephone Results

      Local telephone service revenues for the year increased 10.4 percent to $51.9 million as compared to $47.0 million in 2004. Local services generated $3.1 million of EBITDA for 2005, compared to a loss of $0.4 million in 2004. The $3.5 million improvement in EBITDA year-over-year is primarily related to an increase in support from the Universal Services Program and to a lesser extent cost savings from DLPS. If the local telephone business received credit for access cost savings on calls placed by GCI long distance customers who are also GCI local customers, the local telephone business would have reported positive EBITDA of $9.9 million for 2005.

      Local telephone service revenues totaled $13.4 million in the fourth quarter of 2005 as compared to $12.4 million in the prior year. Revenues increased $0.9 million or 7.2 percent from the third quarter of 2005. Local services generated EBITDA of $1.7 million during the fourth quarter of 2005 as compared to the prior year fourth quarter EBITDA loss of $0.4 million and as compared to EBITDA of $0.0 million, as adjusted, for the third quarter of 2005.

The increase in EBITDA for the fourth quarter of 2005 is due primarily to support from the Universal Service Program and cost savings from DLPS.

      GCI added approximately 1,000 local access lines in the fourth quarter, an increase of 0.9 percent over the third quarter of 2005. The company had 112,900 access lines in service at the end of 2005, an increase of 800 access lines or
0.7 percent over the year 2004. GCI added 1,900 voice access lines after excluding approximately 1,100 Internet Service Provider dial-up lines that were turned down during 2005. GCI estimates it has attained a 26 percent local service market share in Alaska. Approximately 86 percent of GCI's access lines are provisioned on its own facilities or on resold local loops.

      In early April 2004, GCI began converting customers to its DLPS technology. The rollout of DLPS enables GCI to avoid wholesale and loop rental charged by the incumbent local exchange carrier. GCI has provisioned more than 22,000 lines on its Digital Local Phone Service (DLPS) facilities at the end of the year 2005. GCI expects to provision approximately 20,000 additional lines on its own facilities by the end of 2006.

Internet Access Results

      Internet  access  revenues for 2005 totaled $30.2 million,  an increase of
16.2 percent over 2004 revenues of $26.0 million. Internet EBITDA for the year totaled $12.8 million, an increase of $3.2 million over $9.6 million reported for 2004. The revenue and EBITDA increases result from the migration of existing customers from dial-up to cable modem access and customers adding more features and services, increasing economies of scale, and effective operating cost controls.

      Internet access revenues increased 23.4 percent to $7.9 million in the fourth quarter of 2005 as compared to $6.4 million for the fourth quarter of 2004 and increased 3.9 percent from $7.6 million in the third quarter of 2005. Fourth quarter 2005 EBITDA of $3.7 million is an improvement of $0.6 million as compared to $3.1 million in the fourth quarter of 2004, and is an improvement of $0.5 million from $3.2 million, as adjusted, for the third quarter of 2005.

      GCI has 77,400 cable modem access customers at the end of 2005, an increase of 11,900 over the 65,500 at year-end 2004. The company added 900 Internet and 3,200 new cable modem subscribers during the fourth quarter of 2005. As expected, GCI ended 2005 with 93,900 statewide Internet customers down 7,700 from 101,600 users at the end of 2004. As expected, GCI customers continue to migrate from dial up access service to cable modem.

      Total cable modem revenues (including cable and Internet portions) for the fourth quarter of 2005 increased 4.9 percent sequentially when compared to the third quarter of 2005 and increased 9.4 percent year-over-year. At the end of the fourth quarter of 2005 GCI's average revenue per cable modem (ARPM) was $29.37 as compared to $30.48 at the end of the third quarter of 2005 and $31.94 at the end of the fourth quarter of 2004. The increase in sequential and year-over-year revenues is due to the increase in modem customers. The decline in ARPM is due to an increase in the percentage of total customers taking GCI's discounted cable modem products.

Other Items

      GCI previously announced a reorganization plan on August 22, 2005. The plan was developed to more efficiently meet the demands of technological and product convergence. Beginning with the first quarter of 2006 GCI will report its results along customer lines rather than product lines. The company is organized under Consumer, Commercial, Network Access (renamed from Carrier as previously announced) and Managed Broadband segments, replacing the Long Distance, Cable, Local Access and Internet services segments.

      During 2005, core capital expenditures totaled $81.2 million, as compared to $80.4 million in 2004, excluding $32.2 million in capital expenditures related to an undersea fiber completed during 2004. GCI expects core capital expenditures to total approximately $85 million for the year 2006.

      GCI will hold a conference call to discuss 2005 results, including the fourth quarter, on Thursday, March 2, 2006 beginning at 2 p.m. (Eastern). To access the briefing on March 2, call the conference operator between 1:50 p.m. and 2 p.m. (Eastern) at 800-857-0373. (International callers should dial 773-799-3727) and identify your call as "GCI." In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. The call will be archived online for two weeks. A replay of the call will be available at 4 p.m. (Eastern) for 72-hours by dialing 800-216-6079, access code 7461 (International callers should dial 402-220-3893.)

      GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services throughout Alaska. More information about the company can be found at www.gci.com.

      The foregoing contains forward-looking statements regarding the company's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                                     # # #

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                       (Unaudited)
(Amounts in thousands)                                                      December 31,
                               Assets                                     2005         2004
-------------------------------------------------------------------    -----------   -------
Current assets:
  Cash and cash equivalents                                            $    44,362    31,452
                                                                       -----------   -------

  Receivables                                                               79,579    74,429
  Less allowance for doubtful receivables                                    5,317     2,317
                                                                       -----------   -------
     Net receivables                                                        74,262    72,112

  Deferred income taxes, net                                                19,596    13,893
  Prepaid expenses                                                           8,347     7,907
  Property held for sale                                                     2,312     2,282
  Inventories                                                                1,556     1,215
  Notes receivable from related parties                                        922       475
  Other current assets                                                       2,572     2,429
                                                                       -----------   -------
       Total current assets                                                153,929   131,765
                                                                       -----------   -------

Property and equipment in service, net of depreciation                     453,008   432,249
Construction in progress                                                     8,337    22,505
                                                                       -----------   -------
       Net property and equipment                                          461,345   454,754
                                                                       -----------   -------

Cable certificates                                                         191,565   191,241
Goodwill                                                                    42,181    41,972
Other intangible assets, net of amortization of $2,869 and $1,625
  at December 31, 2005 and 2004, respectively                                6,201     6,265
Deferred loan and senior notes costs, net of amortization of $1,451
  and $2,602 at December 31, 2005 and 2004, respectively                     8,011    10,341
Notes receivable from related parties                                        2,544     3,345
Other assets                                                                 9,299     9,508
                                                                       -----------   -------
    Total other assets                                                     259,801   262,672
                                                                       -----------   -------
       Total assets                                                    $   875,075   849,191
                                                                       ===========   =======

                                                                     (Continued)

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Continued)

                                                                                 (Unaudited)
(Amounts in thousands)                                                                December 31,
       Liabilities, Redeemable Preferred Stock, and Stockholders' Equity             2005         2004
------------------------------------------------------------------------------   -----------    -------
Current liabilities:
  Current maturities of obligations under long-term debt and capital leases      $     1,769      6,407
  Accounts payable                                                                    23,217     28,742
  Accrued payroll and payroll related obligations                                     17,925     15,350
  Deferred revenue                                                                    16,439     16,253
  Accrued interest                                                                     9,588      8,747
  Accrued liabilities                                                                  6,814      6,849
  Subscriber deposits                                                                    361        437
                                                                                 -----------    -------
     Total current liabilities                                                        76,113     82,785

Long-term debt                                                                       474,115    436,969
Obligations under capital leases, excluding current maturities                             -     32,750
Obligation under capital lease due to related party, excluding current
  maturity                                                                               628        672
Deferred income taxes, net of deferred income tax asset                               70,283     49,111
Other liabilities                                                                      9,546      8,385
                                                                                 -----------    -------
       Total liabilities                                                             630,685    610,672
                                                                                 -----------    -------

Redeemable preferred stock                                                                 -      4,249
                                                                                 -----------    -------
Stockholders' equity:
  Common stock (no par):
    Class A. Authorized 100,000 shares; issued 51,200 and 51,825
     shares at December 31, 2005 and 2004, respectively                              178,351    186,883

    Class B.  Authorized 10,000 shares; issued 3,843 and 3,862 shares at December 31, 2005 and 2004, respectively; convertible on a
      share-per-share basis into Class A common stock                                  3,247      3,248

    Less cost of 291 and 288 Class A and Class B common shares held in
       treasury at December 31, 2005 and 2004, respectively                           (1,730)    (1,702)

  Paid-in capital                                                                     16,425     14,957
  Notes receivable with related parties issued upon stock option exercise             (1,722)    (3,016)
  Retained earnings                                                                   49,819     33,900
                                                                                 -----------    -------
       Total stockholders' equity                                                    244,390    234,270
                                                                                 -----------    -------

Commitments and contingencies

       Total liabilities, redeemable preferred stock, and stockholders' equity   $   875,075    849,191
                                                                                 ===========    =======

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                              (Unaudited)
(Amounts in thousands, except per share amounts)                  2005         2004       2003
                                                              -----------    -------    -------
Revenues                                                      $   444,326    424,826    390,797

Cost of goods sold (exclusive of depreciation and
  amortization shown separately below)                            134,861    139,563    125,383
Selling, general and administrative expenses                      154,462    147,360    138,693
Restructuring charge                                                1,967          -          -
Bad debt expense (recovery)                                         1,080     (1,074)      (178)
Impairment charge                                                       -          -      5,434
Depreciation and amortization expense                              74,126     62,871     52,767
                                                              -----------    -------    -------
   Operating income                                                77,830     76,106     68,698
                                                              -----------    -------    -------
Other income (expense):
  Interest expense                                                (34,116)   (27,828)   (35,366)
  Loss on termination of capital lease and early
    extinguishment of debt                                         (2,797)    (6,136)         -
  Amortization and write-off of loan and senior notes fees         (3,406)    (3,790)    (7,732)
  Interest income                                                     624        363        560
                                                              -----------    -------    -------
   Other expense, net                                             (39,695)   (37,391)   (42,538)
                                                              -----------    -------    -------
   Net income before income taxes and cumulative
     effect of a change in accounting principle                    38,135     38,715     26,160

Income tax expense                                                 16,534     17,463     10,074
                                                              -----------    -------    -------
   Net income before cumulative effect of a change
     in accounting principle                                       21,601     21,252     16,086

Cumulative effect of a change in accounting
  principle, net of income tax benefit of $367                          -          -       (544)
                                                              -----------    -------    -------
       Net income                                             $    21,601     21,252     15,542
                                                              ===========    =======    =======
Basic net income per common share:
  Net income before cumulative effect of a change
    in accounting principle                                   $      0.39       0.35       0.25
  Cumulative effect of a change in accounting
    principle, net of income tax benefit of $367                        -          -      (0.01)
                                                              -----------    -------    -------
       Net income                                             $      0.39       0.35       0.24
                                                              ===========    =======    =======

Diluted net income per common share:
  Net income before cumulative effect of a change
    in accounting principle                                   $      0.38       0.34       0.25
  Cumulative effect of a change in accounting
    principle, net of income tax benefit of $367                        -          -      (0.01)
                                                              -----------    -------    -------
       Net income                                             $      0.38       0.34       0.24
                                                              ===========    =======    =======

Common shares used to calculate basic EPS                          54,684     56,989     55,675
                                                              ===========    =======    =======
Common shares used to calculate diluted EPS                        55,874     58,196     56,440
                                                              ===========    =======    =======

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                              SUPPLEMENTAL SCHEDULE
                                   (Unaudited)

(Amounts in thousands)
Traditional Summary

                                                             Year Ended December 31, 2005
                                                   Long                  Local
                                                 Distance     Cable    Services   Internet   Combined
                                                ------------------------------------------------------
Revenues                                        $ 256,946    105,293    51,860     30,227     444,326

Cost of goods sold (exclusive of depreciation
   and amortization shown separately below)        69,043     29,925    28,359      7,534     134,861
                                                ------------------------------------------------------

     Contribution                                 187,903     75,368    23,501     22,693     309,465

Selling, general and
   administrative expenses                         95,147     29,908    19,858      9,549     154,462
Restructuring charge                                1,319        302       194        152       1,967
Bad debt expense (recovery)                          (289)       804       397        168       1,080
                                                ------------------------------------------------------

   EBITDA, as adjusted                             91,726     44,354     3,052     12,824     151,956

Loss on early extinguishment of debt and
   termination of capital lease                     2,797          -         -          -       2,797
                                                ------------------------------------------------------

   EBITDA                                          88,929     44,354     3,052     12,824     149,159

Add loss on early extinguishment of debt and
   termination of capital lease                     2,797          -         -          -       2,797

Less depreciation and amortization expense         41,961     21,000     7,205      3,960      74,126
                                                ------------------------------------------------------

     Operating income (loss)                    $  49,765     23,354    (4,153)     8,864      77,830
                                                ======================================================

                                                             Year Ended December 31, 2004
                                                   Long                  Local
                                                 Distance     Cable    Services   Internet   Combined
                                                ------------------------------------------------------
Revenues                                          250,463    101,437    46,957     25,969     424,826

Cost of goods sold (exclusive of depreciation
   and amortization shown separately below)        76,525     26,959    29,088      6,991     139,563
                                                ------------------------------------------------------

     Contribution                                 173,938     74,478    17,869     18,978     285,263

Selling, general and
   administrative expenses                         91,598     28,100    18,285      9,377     147,360
Restructuring charge                                    -          -         -          -           -
Bad debt expense (recovery)                        (2,006)       932         -          -      (1,074)
                                                ------------------------------------------------------

   EBITDA, as adjusted                             84,346     45,446      (416)     9,601     138,977

Loss on early extinguishment of debt and
   termination of capital lease                     6,136          -         -          -       6,136
                                                ------------------------------------------------------

   EBITDA                                          78,210     45,446      (416)     9,601     132,841

Add loss on early extinguishment of debt and
   termination of capital lease                     6,136          -         -          -       6,136

Less depreciation and amortization expense         34,958     18,988     4,941      3,984      62,871
                                                ------------------------------------------------------

     Operating income (loss)                       49,388     26,458    (5,357)     5,617      76,106
                                                ======================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)

                                                        Year Ended December 31, 2005
                                                  Voice       Data       Video    Combined
                                                ------------------------------------------
Traditional Summary EBITDA, as Adjusted:
  Long Distance                                 $ 91,726                           91,726
  Cable                                                                 44,354     44,354
  Local Services                                   3,052                            3,052
  Internet                                                   12,824                12,824
                                                ------------------------------------------
                                                  94,778     12,824     44,354    151,956

EBITDA, as Adjusted, Reallocations:
  Long Distance                                  (49,086)    49,086                     -
  Cable                                                      11,437    (11,437)         -
  Local Services                                    (353)       353                     -
                                                ------------------------------------------
    Integrated Summary EBITDA, as Adjusted      $ 45,339     73,700     32,917    151,956
                                                ==========================================

                                                        Year Ended December 31, 2004
                                                  Voice       Data       Video    Combined
                                                ------------------------------------------
Traditional Summary EBITDA, as Adjusted:
  Long Distance                                   84,346                           84,346
  Cable                                                                 45,446     45,446
  Local Services                                    (416)                            (416)
  Internet                                                    9,601                 9,601
                                                ------------------------------------------
                                                  83,930      9,601     45,446    138,977

EBITDA, as Adjusted, Reallocations:
  Long Distance                                  (47,958)    47,958                     -
  Cable                                                      10,759    (10,759)         -
  Local Services                                    (239)       239                     -
                                                ------------------------------------------
    Integrated Summary EBITDA, as Adjusted        35,733     68,557     34,687    138,977
                                                ==========================================

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                              SUPPLEMENTAL SCHEDULE
                                   (Unaudited)

(Amounts in thousands)
Traditional Summary

                                                           Three Months Ended December 31, 2005
                                                      Long                Local
                                                    Distance    Cable   Services   Internet   Combined
                                                    ---------------------------------------------------
Revenues                                            $ 65,182   26,871    13,397      7,940     113,390

Cost of goods sold (exclusive of depreciation and
   amortization shown separately below)               10,685    7,900     6,779      1,907      27,271
                                                    ---------------------------------------------------

     Contribution                                     54,497   18,971     6,618      6,033      86,119

Selling, general and
   administrative expenses                            25,865    7,479     4,904      2,396      40,644
Restructuring charge                                      73        -         -          -          73
Bad debt expense (recovery)                            1,139      164       (21)       (74)      1,208
                                                    ---------------------------------------------------

   EBITDA                                             27,420   11,328     1,735      3,711      44,194

Less depreciation and amortization expense            10,491    5,619     2,091      1,362      19,563
                                                    ---------------------------------------------------

     Operating income (loss)                        $ 16,929    5,709      (356)     2,349      24,631
                                                    ===================================================

                                                           Three Months Ended December 31, 2004
                                                      Long                Local
                                                    Distance    Cable   Services   Internet   Combined
                                                    --------------------------------------------------
Revenues                                             60,532    26,194    12,399      6,377    105,502

Cost of goods sold (exclusive of depreciation and
   amortization shown separately below)              18,410     6,648     7,904      1,723     34,685
                                                    --------------------------------------------------

     Contribution                                    42,122    19,546     4,495      4,654     70,817

Selling, general and
   administrative expenses                           25,069     7,120     4,870      1,589     38,648
Restructuring charge                                      -         -         -          -          -
Bad debt expense (recovery)                            (197)      169         -          -        (28)
                                                    --------------------------------------------------

   EBITDA                                            17,250    12,257      (375)     3,065     32,197

Less depreciation and amortization expense            8,036     4,954     2,014      1,242     16,246
                                                    --------------------------------------------------

     Operating income (loss)                          9,214     7,303    (2,389)     1,823     15,951
                                                    ==================================================

Integrated Summary EBITDA
(Unaudited)

                                                     Three Months Ended December 31, 2005
                                                      Voice     Data     Video    Combined
                                                    --------------------------------------
Traditional Summary EBITDA
  Long Distance                                     $ 27,420                       27,420
  Cable                                                                 11,328     11,328
  Local Services                                       1,735                        1,735
  Internet                                                      3,711               3,711
                                                    --------------------------------------
                                                      29,155    3,711   11,328     44,194

EBITDA, Reallocations:
  Long Distance                                      (11,163)  11,163                   -
  Cable                                                         2,966   (2,966)         -
  Local Services                                        (114)     114                   -
                                                    --------------------------------------
    Integrated Summary EBITDA                       $ 17,878   17,954    8,362     44,194
                                                    ======================================

                                                     Three Months Ended December 31, 2004
                                                      Voice     Data     Video    Combined
                                                    --------------------------------------
Traditional Summary EBITDA
  Long Distance                                      17,250                        17,250
  Cable                                                                 12,257     12,257
  Local Services                                       (375)                         (375)
  Internet                                                      3,065               3,065
                                                    --------------------------------------
                                                     16,875     3,065   12,257     32,197

EBITDA, Reallocations:
  Long Distance                                     (11,435)   11,435                   -
  Cable                                                         2,679   (2,679)         -
  Local Services                                        (98)       98                   -
                                                    --------------------------------------
    Integrated Summary EBITDA                         5,342    17,277    9,578     32,197
                                                    ======================================

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                              SUPPLEMENTAL SCHEDULE
                                   (Unaudited)

(Amounts in thousands)
Traditional Summary

                                                            Three Months Ended December 31, 2005
                                                       Long                Local
                                                     Distance    Cable   Services   Internet   Combined
                                                     ---------------------------------------------------
Revenues                                             $ 65,182   26,871    13,397     7,940      113,390

Cost of goods sold (exclusive of depreciation and
   amortization shown separately below)                10,685    7,900     6,779     1,907       27,271
                                                     ---------------------------------------------------

     Contribution                                      54,497   18,971     6,618     6,033       86,119

Selling, general and
   administrative expenses                             25,865    7,479     4,904     2,396       40,644
Restructuring charge                                       73        -         -         -           73
Bad debt expense (recovery)                             1,139      164       (21)      (74)       1,208

Add restructuring charge                                    -        -         -         -            -
                                                     ---------------------------------------------------
   EBITDA, as adjusted                                 27,420   11,328     1,735     3,711       44,194

Loss on termination of capital lease                        -        -         -         -            -
Less restructuring charge                                   -        -         -         -            -
                                                     ---------------------------------------------------

   EBITDA                                              27,420   11,328     1,735     3,711       44,194

Loss on termination of capital lease                        -        -         -         -            -

Less depreciation and amortization expense             10,491    5,619     2,091     1,362       19,563
                                                     ---------------------------------------------------

   Operating income (loss)                           $ 16,929    5,709      (356)    2,349       24,631
                                                     ===================================================

                                                            Three Months Ended September 30, 2005
                                                       Long                Local
                                                     Distance    Cable    Services  Internet   Combined
                                                     ---------------------------------------------------
Revenues                                              67,548    26,179     12,467     7,567     113,761

Cost of goods sold (exclusive of depreciation and
   amortization shown separately below)               19,939     7,437      7,101     1,868      36,345
                                                     ---------------------------------------------------

     Contribution                                     47,609    18,742      5,366     5,699      77,416

Selling, general and
   administrative expenses                            23,402     7,722      5,154     2,342      38,620
Restructuring charge                                   1,246       302        194       152       1,894
Bad debt expense (recovery)                             (572)      289        197       117          31

Add restructuring charge                                 848       206        132       103       1,289
                                                     ---------------------------------------------------
   EBITDA, as adjusted                                24,381    10,635        (47)    3,191      38,160

Loss on termination of capital lease                  (2,797)        -          -         -      (2,797)
Less restructuring charge                               (848)     (206)      (132)     (103)     (1,289)
                                                     ---------------------------------------------------

   EBITDA                                             20,736    10,429       (179)    3,088      34,074

Loss on termination of capital lease                   2,797         -          -         -       2,797

Less depreciation and amortization expense            10,713     5,184      1,833       779      18,509
                                                     ---------------------------------------------------

   Operating income (loss)                            12,820     5,245     (2,012)    2,309      18,362
                                                     ===================================================

Integrated Summary EBITDA, as Adjusted
(Unaudited)

                                                       Three Months Ended December 31, 2005
                                                       Voice     Data     Video    Combined
                                                     --------------------------------------
Traditional Summary EBITDA, as Adjusted:
  Long Distance                                      $27,420                        27,420
  Cable                                                                  11,328     11,328
  Local Services                                       1,735                         1,735
  Internet                                                       3,711               3,711
                                                     --------------------------------------
                                                      29,155     3,711   11,328     44,194

EBITDA, as Adjusted, Reallocations:
  Long Distance                                      (11,163)   11,163                   -
  Cable                                                          2,966   (2,966)         -
  Local Services                                        (114)      114                   -
                                                     --------------------------------------
    Integrated Summary EBITDA, as Adjusted           $17,878    17,954    8,362     44,194
                                                     ======================================

                                                      Three Months Ended September 30, 2005
                                                       Voice     Data     Video    Combined
                                                     --------------------------------------
Traditional Summary EBITDA, as Adjusted:
  Long Distance                                       24,381                        24,381
  Cable                                                                  10,635     10,635
  Local Services                                         (47)                          (47)
  Internet                                                       3,191               3,191
                                                     --------------------------------------
                                                      24,334     3,191   10,635     38,160

EBITDA, as Adjusted, Reallocations:
  Long Distance                                      (13,413)   13,413                   -
  Cable                                                          2,846   (2,846)         -
  Local Services                                         (87)       87                   -
                                                     --------------------------------------
    Integrated Summary EBITDA, as Adjusted            10,834    19,537    7,789     38,160
                                                     ======================================

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

                                                   Three Months Ended
                                       December 31,  December 31,  September 30,
                                           2005          2004          2005
                                       ------------  ------------  -------------
EBITDA, as adjusted (Note 2)              $  44.2        32.2           38.2
Loss on termination of capital lease          ---         ---           (2.8)
Restructuring charge adjustment               ---         ---           (1.3)
                                          -------       -----         ------
EBITDA (Note 1)                              44.2        32.2           34.1
Depreciation and amortization expense       (19.6)      (16.2)         (18.5)
Loss on termination of capital lease          ---         ---            2.8
                                          -------       -----         ------
      Operating income                       24.6        16.0           18.4
                                          -------       -----         ------
Other income (expense):
   Interest expense                          (8.4)       (7.5)          (9.1)
   Loss on termination of capital
      lease                                   ---         ---           (2.8)
   Amortization and write-off of loan
      and senior notes fee expense           (0.2)       (0.4)          (2.2)
   Interest income                            0.1         0.1            0.3
                                          -------       -----         ------
      Other expense, net                     (8.5)       (7.8)         (13.8)
                                          -------       -----         ------
      Net income before income taxes         16.1         8.2            4.6
Income tax expense                           (6.7)       (5.9)          (2.3)
                                          -------       -----         ------
        Net income                        $   9.4         2.3            2.3
                                          =======       =====         ======

                                                              Year Ended
                                                     December 31,   December 31,
                                                         2005           2004
                                                     ------------   ------------
EBITDA, as adjusted (Note 2)                           $ 151.9         139.0
Loss on termination of capital lease and early
   extinguishment of debt                                 (2.8)         (6.1)
                                                       -------         -----
EBITDA (Note 1)                                          149.1         132.9
Depreciation and amortization expense                    (74.1)        (62.9)
Loss on termination of capital lease and early
   extinguishment of debt                                  2.8           6.1
                                                       -------         -----
      Operating income                                    77.8          76.1
                                                       -------         -----
Other income (expense):
   Interest expense                                      (34.1)        (27.8)
   Loss on termination of capital lease and early
      extinguishment of debt                              (2.8)         (6.1)
   Amortization and write-off of loan and senior
      notes fee expense                                   (3.4)         (3.8)
   Interest income                                         0.6           0.3
                                                       -------         -----
      Other expense, net                                 (39.7)        (37.4)
                                                       -------         -----
      Net income before income taxes                      38.1          38.7
Income tax expense                                       (16.5)        (17.4)
                                                       -------         -----
        Net income                                     $  21.6          21.3
                                                       =======         =====

Notes:

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of Net Income, Interest Expense, Amortization and Write-off of Loan and Senior Notes Fees, Interest Income, Income Tax Expense, and Depreciation and Amortization Expense. EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(2) EBITDA (as defined in Note 1 above) before deducting Loss on Termination of Capital Lease and Early Extinguishment of Debt for the years ended December 31, 2005 and 2004 and before deducting Loss on Termination of Capital Lease for the three months ended September 30, 2005 and adjusting for the Restructuring Charge during the three months ended December 31, 2005 and September 30, 2005.